Exhibit 10.28

CONFIDENTIAL TREATMENT REQUESTED

MANUFACTURING SERVICES AGREEMENT

Table of Contents

Body of Contract

1.0 Delivery

2.0 Product Forecasts and Orders

3.0 Flexibility

4.0 Cancellation of Shipments

5.0 Material Procurement and Inventory Management

6.0 Excess and Obsolete Inventory

7.0 Quality

8.0 Engineering Changes

9.0 Warranty

10.0 Pricing

11.0 Payment Terms

12.0 Administration and Reports (Shipping)

13.0 Notices

Exhibits

A — Definitions

B — General

C — Statement of Work

D — Data Domain Bill of Material including AVL and NCNR Parts (Excel File)

E — Manufacturer Warranty for Data Domain Parts. (Excel File to be attached.)

F — Data Domain Cost Model (Excel File to be attached)

G — Field Replaceable Unit (FRU) RMA Procedure / Agreement for Logistics Services (to be attached).

H — Agreement for Export/Import Services (to be attached).

MANUFACTURING SERVICES AGREEMENT

Solectron USA, Inc., a Delaware corporation, dba Fine Pitch Technology (“Fine Pitch”), with a place of business at 401 Kato Terrace, Fremont, California 94539 and Data Domain a Delaware corporation, (“Customer’) with a principal place of business at 3400 Hillview Avenue, Palo Alto, CA 94304 in their desire to formulate a strategic business relationship and to define their expectations regarding this relationship, enter into this Manufacturing Services Agreement (“Agreement”) and hereby agree as set forth below.

The parties acknowledge that the terms as set forth in this Agreement apply to the current business model for assembly and test only and if Data Domain desires Fine Pitch to provided manufacturing services for PCBA’s, then material liability, excess and obsolete liability, cancellation liability, flexibility parameters and other applicable sections will be renegotiated as needed to correspond to that business model prior to additional services being provided.

1.0 Delivery

1.1	Fine Pitch will target 100% on time delivery, defined as delivery of Product by Fine Pitch to a common carrier for shipment to Data Domain’s customer within a window of *** early and *** late (of acknowledged delivery date).

1.2	Fine Pitch will promptly notify Customer of any potential delivery delays and the cause of the delay.

1.3	If Fine Pitch fails to make deliveries at the specified time and such failure is caused by Fine Pitch, Fine Pitch will ***.

1.4	Fine Pitch will handle, pack, mark, ship and deliver product in accordance with Customer’s written instructions communicated to Fine Pitch, or if none are provided or arc silent in a particular area, in accordance with Fine Pitch’s normal practice, provided that such practice is consistent with industry standards, is acceptable to common carriers for shipment and is adequate to ensure safe arrival.

1.5	Each shipment shall be accompanied by a packing slip that includes Customer’s part numbers, Purchase Order number, Quantity shipped and shipping documentation.

2.0 Product Forecasts and Orders

2.1	Customer will provide Fine Pitch, on a monthly basis, a non-binding, rolling *** Product Forecast. The rolling Forecast is for convenience only, and neither party shall be bound or obligated thereby other than as provided in Section

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.0 Material Procurement and Inventory Management, 6.0 Excess and Obsolete Inventory. Other than as provided for herein, Customer will not be bound by the Forecast or other sales information that it may provide to Fine Pitch.

2.2	Fine Pitch shall treat all such forecasts as confidential pursuant to any existing Non-Disclosure Agreements in place.

2.3	Customer will issue its Purchase Orders (“Orders”) for Finished Goods at least *** in advance of delivery. Customer shall separately place Orders for Non-Cancelable Non-Returnable (NCNR) components, or sign for liability, with Fine Pitch based upon the market lead time at the time of Order placement.

2.4	As an alternative to firm Purchase Orders, Customer may issue Blanket Purchase Orders consistent with the accepted Forecast to Fine Pitch for Products. The value of such Blanket Purchase Orders will generally cover at least a *** of forecasted Products. Fine Pitch will build the Products up to a level of finished goods pursuant to the quantities and due dates stated on accepted Blanket Purchase Orders. Customer shall issue Material Releases (“Releases”) against Blanket Purchase Orders for individual Products to be shipped, *** in advance of delivery. Material releases will contain any required information for the completion of the configuration of the Finished Goods, in addition to the information stated in section 2.5 below. Customer may transmit Purchase Orders Releases in writing, by facsimile or other means of electronic transfer agreed to by the parties. Customer shall be invoiced for Product on a weekly basis

2.5	Orders shall contain: (1) Product description including Customer part number and revision (rev) level, (2) quantity, (3) requested Delivery Date(s), (4) shipping destination, and (5) confirmation of price. Orders may be issued in writing, by mail or facsimile, or by any electronic means on which the parties agree from time to time.

2.6	Fine Pitch will acknowledge receipt of Orders within ***, and will notify Customer of acceptance, rejection or adjustment of Purchase Orders within three (3) business days. If Fine Pitch fails to notify Customer within ***, the Purchase Order will be deemed accepted as delivered.

3.0 Flexibility

3.1	To optimize delivery flexibility within the constraints of other factors (e.g., cost and inventory liability), Fine Pitch and Customer will agree upon a manufacturing model (e.g., build to Forecast, built to order, configure to order, etc.) and design of supply chain (e.g., vendor managed inventory, safety stock, etc.).

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.2	Customer may reschedule individual shipments of Product(s) (increases and decreases) as follows:

3.2.1	Upside Flexibility: Fine Pitch will use reasonable efforts to accommodate such requests on a case-by-case basis. Requests for increased quantities will be subject to additional charges and will be contingent upon manufacturing and materials assembly cycle time, availability of material, personnel and capacity resources. Such charges shall be reviewed and approved by Customer prior to the upside being implemented. Customer acknowledges that upside flexibility for material measured within *** prior to a delivery date is *** of the *** forecast and that continual upside demand to use these materials will create a gap in the supply chain at some point.

3.2.2	Downside Reschedules: Downside reschedules of Purchase Orders will be subject to the limitations set forth below and to the terms and conditions set forth in Sections 4.0 Cancellation of Shipments and 6.0 Excess and Obsolete Inventory.

Days before Delivery Date	Allowable reschedule amounts (% of original order)	Maximum allowable reschedule period
0-30	***	***
31-60	***	***

3.3	Customer will not change or reschedule a submitted Purchase Order more than ***. Reschedules that result from failure to pay for earlier shipments will be subject to additional charges, including a mutually agreed inventory carrying cost

4.0 Cancellation of Shipments

4.1	In the event of a termination or cancellation of a Purchase Order and/or discontinuance of Product or excess material created by an engineering change, Customer agrees to compensate Fine Pitch for Products and material inventory in accordance with the terms and conditions set forth in Sections 5.0 Material Procurement and Inventory Management and Section 0 Excess and Obsolete Inventory of this Agreement, and as set forth as follows:

4.2	Cancellation charges will be assessed as follows:

(i)	Finished product: The Purchase order price

(ii)	Work in Process: cost of Material and added value for stage of assembly.

(iii)	Non-Cancelable, Non-Returnable Material Non-Cancelable, Non Returnable Material as defined herein and as set forth in Section “5.1” and Section 6.0 Excess and Obsolete Inventory.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(iv)	Excess and Obsolete Material—as defined herein and pursuant to Section 6.0 Excess and Obsolete Inventory

(v)	Returned Material/Charges—any vendor cancellation charges incurred with respect to Material canceled or returned to the vendor including any broken packages or partially used packages that are non-returnable to vendor.

Charges will be based upon the date written notice of a cancellation is received at Fine Pitch.

4.3	Fine Pitch shall use commercially reasonable efforts to provide Customer with reasonable documentation to support all such charges within ***, and shall immediately cease all value-add work on canceled Orders.

4.4	Where cancellation of a previously rescheduled shipment has occurred, the cancellation charge may be computed as if the previously requested reschedule had instead been a request for cancellation.

4.5	Orders for tooling, equipment or non-recurring services are firm and not cancelable.

4.6	Open Orders placed by Fine Pitch with suppliers to support Customer’s requirements shall be canceled by Fine Pitch not later than *** after notification by Customer.

5.0 Material Procurement and Inventory Management

5.1	Fine Pitch is authorized to purchase materials using standard purchasing practices including, but not limited to, acquisition of material recognizing Minimum Order Quantities, ABC buy policy, kanban, attrition allowance and long lead time component management in order to meet the forecasted requirements of Customer. Pursuant to Section 6.0 Excess and Obsolete Inventory, Customer recognizes and accepts financial responsibility for material purchased by Fine Pitch on behalf of Customer provided that Fine Pitch follows standard industry purchasing practices

5.2	Fine Pitch agrees to procure that Material specified by Customer in the Bill of Materials only from manufacturers listed on the Customer’s (“AVL”‘). Customer will provide Fine Pitch with an AVL for each product identified by Customer (“Product”). Fine Pitch will not deviate from the AVL without Customer’s prior written approval and Customer agrees to communicate to Fine Pitch, in writing and electronically, any and all changes to the AVL. Any changes to the AVL will not affect any Materials procured by Fine Pitch prior to the date of the notification of change to AVL.

5.3	Fine Pitch agrees to use commercially reasonable efforts to manage inventory and purchase Materials in a manner that is cost effective. However, in the event of a significant increase in Material costs, Fine Pitch will notify Customer within *** of the increase.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.4	Intentionally deleted

5.5	Intentionally deleted

5.6	Material cost reductions will be reviewed at the price reviews pursuant to Section 10.3 herein, and will be mutually agreed to by Customer and Fine Pitch and included in an addendum to this Agreement

5.7	Customer agrees to pay all Non-Recurring Expenses (NRE) incurred by Fine Pitch during the set up of the supply chain that have been pre-approved by the Customer

5.8	Fine Pitch will charge Customer for any purchase premiums, expediting fees or special freight costs incurred as a result of a Customer caused occurrence, including, but not limited to, Customer demand of Products beyond the agreed upon flexibility guidelines, Customer demand inside Lead Time, and non-performance of Suppliers controlled by Customer

5.9	Customer and Fine Pitch agree to define procurement roles and responsibilities where Customer controls any terms and conditions of the AVL supply chain. A Procurement Responsibility Matrix may be included as an Addendum to this Agreement

5.10	Customer agrees to pay carrying costs at a monthly rate of *** calculated on the cost of Materials that have been procured by Fine Pitch and cannot be used in manufacturing due to a Customer-controlled material shortage.

5.11	Minimum production lot sizes will be reviewed and mutually agreed upon on a periodic basis.

5.12	Fine Pitch and Customer shall review material lead-times no less frequently than quarterly, or more frequently if requested by Customer in writing. Updates shall be made to Fine Pitch’s MRP system upon Purchase Order acknowledgement no less than monthly for the purposes of avoiding excess or insufficient inventory

5.13	Fine Pitch shall maintain a “first-in, first-out” inventory system, and shall ensure that all new and repaired product shipped to, or on behalf of, Customer is at the latest Product revision cycle as indicated in the corresponding Purchase Order. Revisions to products shall be handled by Engineering Changes as set forth in Section 8.0

5.14	***

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.15	Fine Pitch and Customer shall agree on, and maintain an approved listing of Minimum Order Quantity components to be updated quarterly.

6.0 Excess and Obsolete Inventory

6.1	Customer shall have liability only for *** as defined herein, and as described in this Section 6.0 Liability related to Order cancellations and/or re-schedules shall be determined pursuant to Section 3.0 Flexibility Requirements and 4.0 Cancellation of Shipments.

6.2	Finished goods and raw Material liability will be evaluated monthly or as mutually agreed by the parties. Liability will be assessed to the Customer immediately following identification of Excess and/or Obsolete inventory as defined and identified below.

6.3	Customer liability for *** is to be assessed as follows:

6.3.1	Excess Inventory:

6.3.1.1	Fine Pitch will carry raw Material inventory for up to *** of demand at no charge to the Customer.

6.3.1.2	Customer will be charged a monthly carrying charge of *** on the inventory value (on a part number by part number basis) exceeding *** of demand from the date it is reported as Excess until *** from receipt by Fine Pitch when it will be dispositioned pursuant to Section 6.3.2 below.

6.3.2	Obsolete Inventory. Customer shall take receipt of the inventory within *** of notification, at current material cost plus *** cost of acquisition.

6.4	Fine Pitch will undertake reasonable efforts to reduce Excess Material liability through open order cancellations, return for credit programs or allocation to alternative programs for a period not to exceed *** beyond Customer demand change. Fine Pitch will provide evidence of demand reduction and mitigation efforts on high dollar parts upon Customer’s request. Customer agrees that Fine Pitch is not required to continue mitigation of Customer Material liabilities beyond a *** period from the date of the initial written notification from Fine Pitch to Customer of the potential Material liability

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.5	Fine Pitch will invoice Customer for any charges incurred under this Section 6.0 and Customer and Fine Pitch agree to payment terms of *** from receipt of invoice.

6.6	Both parties shall meet regarding excess and obsolete situations to determine the best method to mitigate Customer’s potential liability under this Section 6.0.

7.0 Quality

7.1	Fine Pitch shall manufacture the Products in accordance with Customer’s specifications including: bill of material, approved manufacturer list, and test and assembly instructions. A mutually agreed upon quality goal will be defined for driving the continuous improvement initiatives among all parties. Fine Pitch shall work with Customer to establish a quality review process where process yield data will be reviewed bi-weekly. Monthly test yield reports and associated quality data will be provided by Fine Pitch to Customer for trend analysis to monitor the effectiveness of these quality improvement actions.

8.0 Engineering Changes

8.1	Customer may, upon advance written notice to Fine Pitch, submit engineering changes (EC) for incorporation into the Product. Customer will use its best efforts to provide thirty (30) day written notice for all ECO’s with the exception of those which are related to safety issues, and urgent business necessity. This notification shall include documentation of the change to effectively support an investigation of the impact of the engineering change. Fine Pitch will make a reasonable effort to (i) acknowledge receipt of the EC within 24 hours, and (ii) review the engineering change and report the impact of the EC to Fine Pitch production to Customer within three (3) business days and the impact of the EC to Fine Pitch open purchase orders within five (5) business days so that Customer can approve, in writing, any required disposition of the materials. If any such change affects the price, delivery, or quality performance of said Product, an equitable adjustment will be negotiated between Fine Pitch and Customer prior to implementation of the change. Any ECN related to personal or product safety will be implemented without delay. Excess and obsolete inventory created as a result of the EC shall be resolved in accordance with Section 6.0 Excess and Obsolete Inventory. Fine Pitch will implement the EC upon the approval of the Customer. In the event Customer requests that a change be implemented prior to Fine Pitch’s evaluation of pricing and schedule impact, Fine Pitch will undertake reasonable efforts to perform as directed and Customer will be liable for all costs associated with such implementation, including excess and obsolete inventory.

8.2	Fine Pitch agrees not to undertake significant process changes, design changes, or process step discontinuance affecting electrical performance and/or mechanical form and fit without prior written notification and concurrence of the Customer.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

8.3	Until an EC and its associated impact on any outstanding Orders have been agreed to in writing, both parties will continue to perform their obligations under all outstanding Orders without taking into account of that EC

9.0 Warranty

9.1	Fine Pitch warrants for a period of *** from the date of shipment of the Product, that (i) the Product will conform to the manufacturing and test Specifications applicable to such Product at the time of its manufacture, which are furnished in writing by Customer and accepted by Fine Pitch; (ii) such Product will be of *** and free from defects for which Fine Pitch is responsible in the manufacture; (iii) such Product will be free and clear of all liens and encumbrances and that Fine Pitch will convey good and marketable title to such Product.

9.2	Fine Pitch shall pass through to Customer the warranty, if any, originally provided to Fine Pitch by the manufacturer of such components designated and used on Customer products. Fine Pitch will use its best efforts to work with those suppliers on Customer’s AVL to negotiate warranty provisions consistent with Fine Pitch workmanship warranty time frame and will advise Data Domain of any component and supplier that is less than the *** described in Section 9.1 above.

9.3	In the event that any Product manufactured shall not be in conformity with the foregoing warranties, Fine Pitch shall, at Fine Pitch’s option, either credit Customer for any such nonconformity (not to exceed the purchase price paid by Customer for such Product), or, at Fine Pitch’s expense, replace, repair or correct such Product within *** of receipt of the defective product by Fine Pitch, subject to material availability. THE FOREGOING CONSTITUTES CUSTOMER’S SOLE REMEDIES AGAINST FINE PITCH FOR BREACH OF WARRANTY CLAIMS.

9.4	Customer agrees to pay a mutually agreed upon screening fee for Products submitted for warranty work that do not duplicate the alleged failure when tested by Fine Pitch, or are to be tested against a later version test software than was used at the time of manufacture. Fine Pitch is responsible for all freight and insurance charges (for transfer between Data Domain and Fine Pitch premises) associated with verified defects on in-warranty Product. Customer will be responsible for all such freight and insurance charges associated with No Trouble Found (“NTF”) returns.

9.5	Fine Pitch shall maintain full product repair or replacement capabilities at each Fine Pitch manufacturing location at which Fine Pitch fulfills Customer’s Orders.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

10.0 Pricing

10.1	Pricing will be set forth in the attached Statement of Work which does not include freight, taxes, duties, fees, etc.

10.2	Fine Pitch agrees to provide Customer with a detailed costed Bill of Materials (BOM)s with respect to each product showing a breakdown of all component costs and agrees to list the product pricing in the following format:

•	Material Cost (by component)

•	Transformation Cost, including

•	Labor (Assembly and Test)

•	Material mark up

•	NRE (if applicable)

10.3	Fine Pitch and Customer will meet periodically, but no less than every *** during the term of this Agreement to review pricing and determine whether any price increase or decrease is required. Customer and Fine Pitch agree to meet at least quarterly and work together to reduce cost of Product per Section 10.6 below.

10.4	The parties agree that Fine Pitch shall be entitled to a Material markup (MMU) as per the agreed pricing model between the parties for Consigned Materials incorporated into the Product(s) and as set forth in the Statement of Work attached to this Agreement.

10.5	Both parties shall proactively plan and implement cost reduction programs. ***.

10.6	Solectron and Customer shall review all material and component price increases or decreases ***. Where the prices of components have increased (“buy up”) there shall be offset against the value of inventory where the prices of components have decreased (“buy down”). In the event the buy up value exceeds the buy down value, Solectron shall issue a purchase order to Customer for the delta difference in values. In the event the buy down value exceeds the buy up value, Customer shall issue a purchase order to Solectron therefore. The parties will use best efforts to issue an applicable purchase order within ten (10) ten business days of the agreed-to reconciliation.

11.0 Payment Terms

11.1	All invoices due under this Agreement shall be due and payable *** from the date of invoice, subject to continuing credit approval by Fine Pitch and provision of current financial statements within *** following the end of each calendar month.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

11.2	Undisputed invoices that are not paid in full by the due date accrue interest at the rate of *** per month until paid in full.

11.3	Currency will be in U.S. Dollars unless specifically negotiated and reflected in an addendum to this Agreement.

11.4	Prices are exclusive of all Taxes, duties, customs or similar charges and are subject to an increase equal in amount to any charge Fine Pitch may be required to collect or pay upon shipment of the Product. Prices are inclusive of all other charges including any charges for labeling, packaging and crating, any finishing or inspecting fees which would include QA/QC/OOBA), but exclude freight charges which shall be a separate line item on the invoice.

11.5	Until the purchase price and all other charges payable to Fine Pitch have been received in full, Fine Pitch retains, and Customer grants to Fine Pitch, a security interest in the Products delivered to and in the possession of Customer, or any proceeds from the sale of Products delivered to Customer and thereafter sold.

11.6	If Customer fails to make timely payments on the terms set forth herein, satisfy credit requirements, or provide financial information as required herein, it shall be deemed a material breach of this Agreement. In this event, Fine Pitch may, in addition to any other rights and remedies provided at law or in equity, suspend its performance under the Agreement and withhold shipment of Products, refuse to accept further orders, change credit and payment terms, request other assurances and/or take any other action that Fine Pitch, in its sole discretion, deems appropriate. In the event Customer does not cure the material breach within *** or make alternative arrangements satisfactory to Fine Pitch, Fine Pitch may terminate this Agreement and exercise any and all rights and remedies provided at law or in equity or in this Agreement

12.0 Administration and Reports (Shipping)

12.1	For each Product shipment to Customer or its customers, Fine Pitch will provide a copy of the applicable shipping documentation to Customer including reference to the relevant Purchase Order, quantity shipped and shipping documentation.

12.2	Fine Pitch will (at a minimum) on a weekly basis provide to Customer (i) an open Purchase Order status report which includes the status of all open Purchase Orders; and (ii) an inventory of Finished Goods Inventory and Customer owned material at each Fine Pitch manufacturing location where Customer Products are manufactured.

12.3	Fine Pitch and Customer shall meet regularly (at least once per quarter) to hold a commodity supplier business review.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

13.0 Notice

13.1	All notices required by this Agreement shall be in writing and delivered postage paid to the addresses set forth below or at such other address as either party may furnish to the other in writing

For Fine Pitch:	For Customer:

Solectron USA, Inc. dba Fine Pitch	Data Domain
Technology	Attn: David Sangster
Attn: Legal Department	VP, Operations
847 Gibraltar Drive, Bldg. 5	3400 Hillview Avenue, Bldg 3
Milpitas, California 95035	Palo Alto, CA 94304

Solectron USA, Inc, dba Fine Pitch Technology
Attn: John Stiborek
401 Kato Terrace
Fremont, California 94539

13.2	The Exhibits attached hereto are an integral part of this Agreement and are hereby incorporated by reference.

Agreed:

SOLECTRON USA, INC. DBA FINE PITCH TECHNOLOGY		DATA DOMAIN

By:	/s/ John Stiborek	By:	/s/ David Sangster
Name:	JOHN STIBOREK	Name:	DAVID SANGSTER
Title:	MATERIALS MGR	Title:	VP OPS
Date:	26 APRIL 2006	Date:	4/26/06

Exhibit A

Definitions

Definitions

The following capitalized terms will have the following meanings:

“ABC Order Policy” means method for classifying and analyzing material inventory by percentage of cost and demand.

“Agreement” means this Manufacturing Services Agreement and any Attachments, Addenda or Exhibits to the Agreement.

“Authorized Vendor List” or “AVL,” means the list of manufacturers authorized by Customer for manufacture of Components and Subassemblies, as specified by Customer from time to time in a written notice to Fine Pitch.

“Bill of Materials” or BOM refers to the list of components necessary to manufacture the Product or Products.

“Consigned Material” means materials or components consigned by Customer to Fine Pitch for incorporation into the Products.

“Customer-Controlled Materials” refers to the components required to manufacture the Products under this Agreement that are subject to separate written or oral agreements to purchase between Customer and the Vendor and include, but are not limited to, Consigned Material, material purchased from Vendor under a Customer Letter of Authorization, material purchased from Customer-Controlled Distributor/Vendor, allocated material, End of Life components, and material supplied directly from Customer.

“Delivery Date” is the confirmed and acknowledged date for delivery of Products subject to a Purchase Order.

“Effective Date” means the date that this Agreement is effective as indicated in the opening paragraph or the last date this agreement is signed by the Parties.

“End of Life” or “EOL” means those components that have been designated by Suppliers as end of life and production will be discontinued.

“Excess inventory” is defined as inventory on hand and Non-cancelable/Non-returnable on order that will be in excess of *** of demand as identified in either Orders or Forecasts.

“Flexibility Requirements” shall mean the upside and downside percentage variances from Forecast specified in Section 0.

“Forecast,” means the non-binding estimation of Customer’s projected Product quantities to be manufactured by Fine Pitch for a forward looking ***, updated monthly.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

“Components” shall mean any components and other materials listed in the Bill of Materials for any Product subject to this Agreement.

“Engineering Change” or “EC” means a written request by Customer to change the Product or Products subject to this Agreement.

“Intellectual Property” shall mean all copyrights, patents or patent applications, mask registered designs or registered design applications, Marks (registered or not), Mask Works, inventions, trade secrets, proprietary technical information (including but not limited to Specifications, designs, plans, computer programs in source and object code, flowcharts, diagrams, drawings and other information), and manufacturing processes, and other similar proprietary information.

“Lead Time” refers to the Supplier quoted lead time from time of order and receipt by Fine Pitch.

“Long Lead-Time Component(s)” means those individual components whose current Lead Times extend beyond the Purchase Order coverage as defined herein.

“Material or Materials” means the components and parts necessary to manufacture the Customer’s Products under this Agreement, and shall be either:

(a). Standard Material (see definition below): Unless explicitly listed as Non-Cancelable/Non-Returnable as defined herein and as set forth in Section 5.14 or as MOQ material as defined herein and as set forth in Section 5.15, as updated quarterly, all Components shall be deemed Standard Components.

(b) Non-Standard Material: ***

“Minimum Order Quantity” or “MOQ” means the Supplier imposed minimum order quantity specifying the smallest order quantity allowed.

“Non-cancelable/Non-returnable” or “NCNR” includes all components, where Fine Pitch or Customer negotiated agreements with suppliers do not provide for return and/or cancellation free of charge, including any broken packages or partially used packages that arc non-returnable to vendor due to subsequent processing at Fine Pitch, and may include any supplier held buffer stock purchased by Fine Pitch in accordance with the terms of this Agreement.

“Non-Recurring Expenses” or “NRE” includes, but is not limited to, tooling costs, Supplier audits and qualification expenses, and component engineering costs.

“Nondisclosure Agreements” or “NDA” refers to the Nondisclosure Agreement entered into by the Customer and Fine Pitch for the reciprocal protection of confidential information that may be attached to this Agreement.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

“Obsolete Inventory” is defined as inventory on hand and Non-cancelable/Non-returnable on order with zero (0) demand within the current *** period as identified in either Orders or Forecasts.

“Procurement Responsibility Matrix” means an attachment to this Agreement that defines the parties’ respective procurement roles and responsibilities where Customer controls any terms and conditions of the AVL supply chain.

“Product” or “Products” means the item or items to be manufactured by Fine Pitch and described in a Statement of Work accepted by Fine Pitch.

“Prototype” means a preliminary version of a Product which may or may not be functional, is intended for internal use and testing only and not for resale, and is not intended for production in commercial quantities.

“Purchase Order(s)” or “Order(s)”‘ shall mean the binding, written confirmation by Customer of its intent to purchase the quantity of Products set forth in the Purchase Order at the time and under the terms of conditions of this Agreement as further described in Section 2.0.

“Specifications” shall mean specifications for the Product(s) provided by Customer and accepted by Fine Pitch that are set forth in the Statement(s) of Work.

“Statement of Work” refers to the written attachment to this Agreement that includes the scope of the work or services to be performed under this Agreement, including, but not limited to, the Product or Deliverable description, detailed physical specifications, quality requirements, and the manufacturing site or sites for each Product to be manufactured by Fine Pitch.

“Supplier” shall mean those vendors or entities that Fine Pitch or Customer purchases components from for manufacturing the Products subject to this Agreement.

“Tax” or “Taxes” shall mean all imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, including, but not limited to excise, property, sales, use, transfer, conveyance, license, registration, ad valorum, value added, withholding, franchise, stamp taxes and other similar taxes (including interest, penalties and additions to such Taxes), other than taxes on the income, assets, facilities or personnel of Fine Pitch, or attributable to business transactions other than those contemplated in this Agreement.

“Work in Process” or “WIP” means partially completed Products in Fine Pitch’s manufacturing process.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit B

General

1.0 Precedence

This Agreement is intended by Fine Pitch and Customer to operate as a basic set of operating conditions regarding their respective business relationship.

It is the intent of the parties that this Agreement and its exhibits shall prevail over the preprinted terms and conditions of any purchase order.

All services contemplated under this Agreement will be subject to Statements of Work, agreed to in writing by both parties, which describe the objective, physical Specifications for work to be performed, the pricing for such work, and any supplemental terms that apply to such work. In the absence of such separate document(s), Fine Pitch’s quotation(s) against which Customer’s orders are submitted and accepted will constitute the Statement(s) of Work. This Agreement may include multiple Statements of Work. Fine Pitch will purchase and assemble material according to the Specifications contained in the Statement of Work (s).

This Agreement, and all exhibits, constitutes the entire agreement of the parties concerning the subject matter covered herein, and shall supersede all prior discussions and all oral or written agreements between the parties. This Agreement may be executed in one or more counterparts, which will constitute one document. This Agreement may be executed and delivered by facsimile transmission. The parties agree that this Agreement and all exhibits may not be modified except in writing signed by both parties.

Customer acknowledges that Solectron USA is a subsidiary of Solectron Corporation and should Customer desire to have any of the manufacturing services covered by this Agreement performed at another Solectron manufacturing facility, that some of the terms and conditions of this Agreement may have to be renegotiated or modified.

2.0 General

Each party to this Agreement will maintain insurance to protect itself from claims (i) by the party’s employees, agents and subcontractors, (ii) for damages because of injury to or destruction of tangible property resulting out of any negligent act, omission or willful misconduct of the party or the party’s employees or subcontractors, (iii) for damages because of bodily injury, sickness, disease or death of its employees or any other person arising out of any negligent act, omission, or willful misconduct of the party or the party’s employees, agents or subcontractors.

Neither party shall delegate, assign or transfer its rights or obligations under this Agreement, whether in whole or part, without the written consent of the other party.

Neither party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars or any other cause beyond the reasonable control of the delayed party provided that the delayed party: (i) gives the other party written notice of such cause within fifteen (15) days of the discovery of the event; and (ii) uses its reasonable efforts to remedy such delay in its performance.

Each party agrees that it will not knowingly (a) export or re-export, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations), including software received from the other under this Agreement, (b) disclose such technical data for use in, or (c) export or re-export, directly or indirectly, any direct product of such technical data, including software, to any destination to which such export or re-export is restricted or prohibited by U.S. or non-U.S. law without obtaining prior authorization from U.S. Department of Commerce and other competent government authorities to the extent required by those laws. This clause shall survive termination or cancellation of this Agreement.

Failure of either party to enforce any term or condition of this Agreement will not be deemed to be a waiver of such term or condition. If any provision of this Agreement is held to be invalid, the other provisions will not be affected.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A. excluding its choice of law rules. In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorney fees incurred.

3.0 Term

This Agreement shall commence on May 1, 2006, (the “Effective Date”) and shall continue for an initial term of one (1) year. This Agreement shall automatically be renewed for successive one (1) year increments unless either party requests in writing, at least ninety (90) days prior to the anniversary date that this Agreement not be so renewed.

4.0 Shipping Services

The packaging of Product shall be carried out as mutually agreed upon and comply with any Customer supplied packaging requirements. Fine Pitch agrees to ensure that packing complies with industry standards and is proper to prevent damage to Products during transportation and storage.

All shipments by Fine Pitch to a delivery destination specified by Customer are FCA Fine Pitch manufacturing facility (Incoterms 2000 unless otherwise agreed in writing between the parties), and title to Product(s) and risk of loss pass to Customer upon delivery to the nominated carrier.

Fine Pitch will provide export and/or import services for international distribution of Products if required by Customer at costs to be agreed between the Parties. Customer will be responsible for providing information necessary to obtain a license(s) or other official authorization(s) necessary for the export/import of the goods. Unless otherwise agreed to and stated in this Agreement, Solectron USA, Inc. dba Fine Pitch, or its parent company Solectron Corporation, will be exporter of record and Customer will be importer of record for shipments requiring export from the US. Fine Pitch will provide itemized invoicing for additional logistics services and Customer accepts responsibility for these services provided always that Customer’s prior consent has been obtained in respect of any charges for logistics services. Notwithstanding the foregoing, Fine Pitch is responsible for obtaining any necessary export license and any other government or regulatory approvals required in accordance with US Federal and State Law in respect of manufacture and/or supply of the Products to Customer.

5.0 Customer Consigned Material

Customer warrants that at the delivery of any Consigned Materials under this Agreement, Customer has free and clear title to the Consigned Material. Further Customer warrants the Consigned Material against faulty workmanship and materials, and that it meets the applicable Specifications as apply to the Products subject to this Agreement.

Liability for loss of damage to Consigned Materials shall pass to Fine Pitch after Fine Pitch has signed for receipt from the carrier and verified the contents and provided a part count of the shipment. Liability for loss or damage to Consigned Material, including finished Products produced from the Consigned Material, will pass back to Customer upon Fine Pitch’s tender of such Consigned Material or finished Product to a carrier for shipment to Customer.

Customer shall have the option to replace or repair defective Consigned Material.

6.0 Customer Loaned Equipment

All Customer loaned tooling or equipment furnished to Fine Pitch or paid for by Customer in connection with this Agreement shall:

Be clearly marked and title to such property shall remain in the name of Customer.

Be kept free of liens and encumbrances.

Unless otherwise agreed, Customer is responsible for the cost of all general maintenance of Customer tooling/equipment, including without limiting, all calibration and repair of such equipment, except to the extent caused by Fine Pitch negligence.

Customer warrants that any Customer loaned tooling, test, or other equipment performs the functions on which Fine Pitch will rely to manufacture the Product.

Liability for loss or damage to loaned equipment or tooling will pass to Fine Pitch after Fine Pitch has signed for receipt from the carrier and verified the contents. In no event shall Fine Pitch’s liability for loss or damage to such loaned equipment exceed the book value of the loaned equipment. Fine Pitch shall return all loaned equipment to Customer, upon request of Customer, in the same condition as received by Fine Pitch, with the exception of normal wear and tear.

7.0 Confidential Information

Fine Pitch and Customer agree to execute, as part of this Agreement, a Nondisclosure Agreement for the reciprocal protection of confidential information. Notwithstanding any provision to the contrary contained in the Nondisclosure Agreement, the Nondisclosure Agreement shall be in full force and effect during the term of this Agreement and any renewals thereof.

Subject to the terms of the Nondisclosure Agreement and the proprietary rights of the parties, Fine Pitch and Customer agree to exchange, at least semi-annually, relevant process development information and business plans to include market trends, process technologies, product requirements, new product developments, available capacity and other information to support technology advancements by both Fine Pitch and Customer.

8.0 Intellectual Property

The parties expressly acknowledge and agree that, except as specifically provided in this Agreement, at no time shall either party acquire or retain, or appropriate for its own use, any right, title or interest in or to any of the other party’s Intellectual Property. Neither party will take any action that might impair in any way any right, title or interest of the other party in or to any of the parties’ respective Intellectual Property.

Subject to the terms and conditions of this Agreement, Customer grants to Fine Pitch a non-exclusive, nontransferable limited right and license to use Customer’s Intellectual Property as specifically set forth herein to perform the services for Customer under this Contract. Fine Pitch agrees not to decompile, disassemble, or otherwise reverse engineer any Customer’s Intellectual Property or equipment provided to Fine Pitch for performance of the Services.

Customer and Fine Pitch agree that any improvements and modifications to the Intellectual Property of Customer will be deemed part of Customer’s Intellectual Property or Product Specifications to be used by Fine Pitch in the performance of the Services under this Contract and will constitute the property of Customer.

Customer and Fine Pitch agree that any processes, proprietary information, and/or Intellectual Property that is independently developed and discovered by Fine Pitch during any period in which Fine Pitch is performing the services under this Agreement will be deemed the exclusive property of Fine Pitch.

Customer and Fine Pitch agree to execute such documents and take such other steps as may be required to perfect and protect each other’s proprietary rights.

Customer warrants that it is the owner of all proprietary rights in the information provided to Fine Pitch in order to manufacture the Products, and that it has the unqualified right to make available to Fine Pitch, material and other information, including drawings, designs and Specifications. Additionally, Customer warrants and represents that it is the owner of software provided to Fine Pitch hereunder and/or has the right to supply the software. Customer hereby grants to Fine Pitch a license to use and reproduce the software, and any other documentation or information provided to Fine Pitch for the purposes contemplated by this Agreement.

Neither party shall use any logo, name, trademark, trade name or service mark, including, without limitation, any non-English language phonetic and/or visual approximation (or substitution) for any such logo, name or mark (collectively, “Name or Mark”) of the other party, any Name or Mark licensed to the other party, or any Name or Mark confusingly similar to any Name or Mark owned by, or licensed to, the other party, except in the performance of Contract Manufacturing Services pursuant to this Agreement, and as instructed by the other party. The parties expressly agree not to challenge the ownership or validity of any such Name or Mark. Notwithstanding the foregoing, Contractor shall be entitled to display any awards granted by Customer, which may bear Customer’s Name or Mark.

9.0 Intellectual Property Indemnification

Customer will defend, at its expense, any action or claim brought against Fine Pitch or its subsidiaries alleging that Products provided by Fine Pitch under this Agreement infringe any patent, copyright, trademark, or any other proprietary right, and Customer will pay all costs and damages (including attorney’s fees) incurred by Fine Pitch or its subsidiaries in such actions that are attributable to such actions or claims; provided that Customer is promptly informed in writing and furnished a copy of each alleged infringement and is given authority, information, and assistance (at Customer’s expense) necessary to defend or settle such claim.

10.0 Termination

If either party fails to meet any one or more of the terms and conditions as stated in this Agreement, Fine Pitch and Customer agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the non-defaulting party shall have the right to terminate this Agreement by furnishing the defaulting party with thirty (30) days written notice of termination.

Either party may immediately terminate this Agreement should the other party; (i) become insolvent; (ii) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets; or (iv) enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

Either Fine Pitch or Customer may terminate this Agreement without cause by giving ninety (90) days advance written notice to the other party. In the event of termination without cause, Fine Pitch will continue shipment of all orders accepted prior to the date of notice and Customer will remain obligated to accept and pay for such deliveries at the current pricing.

Subject to the terms and conditions of this Agreement, upon termination of this Agreement or individual Statement of Work, Customer agrees to reimburse Fine Pitch for all inventory purchased or manufactured and all charges or costs for which Fine Pitch may be liable or which Fine Pitch may have reasonably incurred in the course of performance of this Agreement or an individual Statement of Work, Cancellation Charges or charges associated with a reschedule.

Termination or expiration of this Agreement does not relieve either party of obligations incurred prior to termination or expiration. The provisions of Sections 6.0 (Excess and Obsolete Inventory), 7.0 (Quality), 9.0 (Warranty), 11.0 (Payment Terms), and the following sections in Exhibit B: 18.0 (General), 7.0 (Confidential Information), 8.0 (Intellectual Property), 9.0 (Intellectual Property Indemnification), 11.0 (Dispute Resolution), 12.0 (Limitation of Liability) and 13.0 (Personal Injury Indemnification) of this Agreement will survive the termination of this Agreement.

11.0 Dispute Resolution

It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between Fine Pitch and Customer. Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not productive of a resolution, then senior management of Fine Pitch and Customer are authorized to and will meet personally to confer in a bona fide attempt to resolve the matter.

12.0 Limitation of Liability

IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY DAMAGES OF ANY KIND WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Fine Pitch will perform work per Specifications provided by Customer. Therefore, Fine Pitch shall not be liable for nor ensure the technical adequacy or design of the product(s); nor shall Fine Pitch be liable for the safety or regulatory compliance of the Product(s), including but not limited to ensuring that the Products meet applicable government or responsible agency regulations. Should the Products or changes fail to meet the applicable approvals, standards or regulations, Fine Pitch may cease production until Customer and Fine Pitch agree to required changes and applicable qualifications are met, without being in breach of this Agreement. Customer is responsible for obtaining required approvals relative to any changes and will be responsible for all costs attributable to such requirements. Customer agrees to indemnify and save Fine Pitch harmless from and against all losses, expenses or damages arising out of any claim resulting from Fine Pitch’s compliance with Customer’s Specifications.

Fine Pitch shall have no liability or responsibility for any costs, losses or damages due to defective or failed Product claims to the extent that the claims result from: (a) Fine Pitch’s compliance with Customer’s supplied Specifications and/or manufacturing processes, (b) inadequate operating environment, accident, disaster, neglect, abuse, or misuse, (c) design flaws or design parameters exceeding or violating component specifications, (d) external or environmental factors after shipment from Fine Pitch, (e) follow-on handling, processing, or manufacturing of Products after shipment of the Product from Fine Pitch, (f) repair, attempted repair, modification, or alteration of the Product by a party other than Fie Pitch; (g) electrostatic discharge damage (not caused by Fine Pitch), and (h) defects related to Components provided by third party Suppliers selected by Customer, which defects Fine Pitch could not reasonably detect, prevent or control, and (i) Products for which Customer has not provided functional or other tests to adequately diagnose failures.

Fine Pitch makes NO WARRANTY as to software that is supplied on an “AS IS” basis. Likewise, Fine Pitch makes NO WARRANTY as to Prototypes, pre-production units, or units shipped at Customer’s request with less than the testing provided for in the work order for production units.

Fine Pitch provides NO WARRANTY that the product(s) is fit for the life support market or to be used in life support systems, critical care applications, human implantation, commercial aviation, nuclear facilities or systems or any other applications where product failure could lead to injury to persons, loss of life, or catastrophic property damage.

THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF, AND FINE PITCH EXPRESSLY DISCLAIMS AND CUSTOMER WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.

13.0 Personal Injury Indemnification

Each party agrees to indemnify and hold the other harmless against any loss, cost or expense, including reasonable attorneys’ fees, finally awarded against the other in connection with a claim by a third party for personal injury or property damage, to the extent that such damage is caused by a negligent act or omission by the indemnifying party or its agents. Each indemnitor’s obligations hereunder shall be conditioned upon receiving a prompt notice of each such claim from the indemnitee and the sole authority to, defend, and the indemnitee shall cooperate and provide reasonable assistance to the indemnitor in defense of the claim. Each party agrees to carry commercial liability, property damage, and automobile liability coverage, including contractual endorsement and products hazard coverage in reasonable amounts.

14.0 Independent Contractor; Competition

Each of the parties hereto shall conduct the work to be performed hereunder as an independent contractor and not as an agent or employee of the other party. Subject to the terms and conditions of this Agreement, each party shall choose the means to be employed and the manner of carrying out its obligations hereunder.

Nothing in this Agreement shall limit the right of Customer or Fine Pitch to develop, have developed, procure and/or market products or services now or in the future, including any which may be competitive with those which are the subject of this Agreement. Neither party shall be required to disclose planning information to the other.

Exhibit C

CUSTOMER Statement of Work

This Statement of Work is attached to and made a part of the Manufacturing Services Agreement, (MSA) dated              between (“Customer”) and Solectron Corporation (“Solectron”). This Statement of Work is intended to set forth the information necessary for manufacturing under the MSA, as follows:

1.0 Product Description

2.0 Product Specification

***

3.0 Test Specification

***

4.0 Product Control

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.